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Cracker Barrel Old Country Store, Inc.

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Investor Contact:	Lawrence E. Hyatt (615) 235-4432

Media Contact:	Jeanne Ludington (615) 443-9115

Cracker Barrel Announces Board Changes; Unanimously Rejects Proposed Nominations of Biglari and Cooley

•	Cracker Barrel Announces that Martha M. Mitchell Will Retire From the Board Upon Completion of Current Term

•	Board Unanimously Rejects Proposed Nomination of Biglari and Cooley to Board of Directors

LEBANON, Tenn.—August 26, 2013 — Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”) (Nasdaq: CBRL) today announced that the Board received notice from Martha M. Mitchell that she will retire from the Cracker Barrel Board of Directors at the end of her current term, and will not stand for election at the 2013 Annual Meeting. Ms. Mitchell has served on the Board since 1993. She currently serves as Chair of the Board’s Public Responsibility Committee and as a member of the Executive and Nominating and Corporate Governance Committees. “On behalf of the entire Board and the Cracker Barrel family, I want to thank Ms. Mitchell for her loyal commitment to the Board over these past 20 years. Her dedication to serving our shareholders and to upholding the values of our Company has been evident in her wise advice and counsel,” said James W. Bradford, Chairman of the Board and Chairman of the Nominating and Corporate Governance Committee of the Board. With Ms. Mitchell’s decision not to stand for re-election, the Board has determined to reduce the number of directors to nine at the Company’s upcoming Annual Meeting.

Separately, and at the recommendation of its Nominating and Corporate Governance Committee, the Board also voted unanimously against including Sardar Biglari and Philip Cooley on its slate of Director nominees for its 2013 Annual Shareholders Meeting. Misters Biglari and Cooley were nominated by The Lion Fund II, L.P., an affiliate of Biglari Holdings Inc., for seats on the Company’s Board.

In reaching this decision, the Board and the Committee took into consideration many factors, including the Company’s shareholders’ significant votes, two years in a row, against the proposed candidates presented by Biglari Holdings and its affiliates; the individuals’ backgrounds and qualifications; uncertainty over Mr. Biglari’s ultimate agenda; and continued business and legal concerns over conflicts of interest. After once again thoroughly reviewing the proposed nominations of Misters Biglari and Cooley, the Nominating and Corporate Governance Committee determined that the election of Mr. Biglari and Mr. Cooley is not in the best interests of the Company or its shareholders.

In making its decision, the Board also noted the strong performance of the Company under the leadership of its current management team, including:

•

Generating superior returns for shareholders – Cracker Barrel delivered approximately 65% in Total Shareholder Return in fiscal year 2013 and approximately 165% since the announcement of its six strategic priorities in September 2011;

•	Returning approximately $56 million in cash dividends to its shareholders during the past two fiscal years (through fiscal Q3 2013) and tripling the quarterly dividend since November 2011;

•	Returning approximately $18.5 million in cash through share repurchases during the past two fiscal years (through fiscal Q3 2013);

•	Six consecutive quarters of positive comparable store traffic, restaurant sales and retail sales, and outperforming the Knapp-TrackTM casual dining index; and

•	Ranking first in the Company’s category for Nation’s Restaurant News’ consumer survey three years in a row.

“Despite being rejected by a significant margin of the vote of our shareholders in each of the last two years, Mr. Biglari has again chosen to re-fight the battle to elect himself and Mr. Cooley,” said Mr. Bradford. “We believe that we have a strong, independent and highly capable Board with the experience and breadth of skills necessary to oversee Cracker Barrel’s business and promote our shareholders’ interests, and we have worked effectively and collaboratively with the executive team to guide the Company to its current success.”

About Cracker Barrel Old Country Store®

Cracker Barrel Old Country Store, Inc. provides a friendly home-away-from-home in its old country stores and restaurants. Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price.

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 in Lebanon, Tenn. and operates 624 company-owned locations in 42 states. For more information, visit crackerbarrel.com.

Important Additional Information

Cracker Barrel, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cracker Barrel shareholders in connection with the matters to be considered at Cracker Barrel’s 2013 Annual Meeting. Cracker Barrel intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Cracker Barrel shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Cracker Barrel’s 2013 Annual Meeting. Information regarding the direct and indirect beneficial ownership of Cracker Barrel’s directors and executive officers in Cracker Barrel securities is included in their SEC filings on Forms 3, 4 and 5, and additional information can also be found in Cracker Barrel’s Annual Report on Form 10-K for the year ended August 3, 2012, filed with the SEC on September 22, 2012 and its Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended August 2, 2013 filed on November 29, 2012, February 26, 2013 and June 3, 2013, respectively. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Cracker Barrel with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.crackerbarrel.com.